Exhibit 99.1

News Release
For Immediate Release

ALASKA PACIFIC BANCSHARES, INC. REPORTS
RESULTS OF ANNUAL MEETING AND APPOINTMENT OF NEW CHAIRMAN

JUNEAU, Alaska, May 19, 2010 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today announced the results of its Annual Meeting of Stockholders held on May 18, 2010 at the Prospector Hotel in Juneau, Alaska.  At the Annual Meeting, stockholders approved the following three proposals:

•
Stockholders elected William A. Corbus, Maxwell S. Rule and Linda C. Thomas as directors of the Company for a three year term expiring in 2013, and Doug Andrew as a director for a one year term expiring in 2011, with each to serve until their respective successors have been duly elected and qualified.

•	Stockholders approved the compensation of the Company’s named executive officers.

•	Stockholders ratified the appointment of Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010.

In addition, the Company’s Board of Directors appointed William A. Corbus as Chairman of the Board.  Mr. Corbus is the successor to Mr. Roger Grummett, who has served as Chairman of the Board since 2003, and who retired from the Board of Directors effective May 18, 2010, after serving as a director of the Company since its inception in 1999 and as a director of the Bank since 1987.

“Roger Grummett has served the Board for twenty-three years and has played a key role in guiding the Bank through the myriad of changes in the financial services industry, including the transformation of Alaska Federal Savings & Loan Association from mutual to stock form and the formation of its publicly traded parent company, Alaska Pacific Bancshares, Inc. He was proud to serve as the Board’s chairman given that his father, Stan Grummett, was a charter board member starting in 1935,” said Craig E. Dahl, President, Chief Executive Officer and Director of the Bank and the Company.  “We thank him for his years of service and wish him well as he enjoys retirement.”  Dahl added.

The appointment of Linda Thomas to the Board, whose position on the Board will be up for reelection in three years, fills the seat vacated by now retired Chairman, Roger Grummett.  Ms. Thomas is Vice President and Chief Operations Officer for Alaskan Brewing Company, where she has worked since 1994. At the brewery, considered to be one of the top regional craft breweries in the nation, Ms. Thomas is responsible for guiding and achieving all strategic objectives and effective operations. Her past board appointments have included, among others, the Alaska State Chamber of Commerce, Bartlett Regional Hospital, and Juneau Chamber of Commerce. Ms. Thomas also holds a Bachelor of Business Administration degree in Accounting from the University of Alaska Fairbanks, and is a licensed CPA.

The appointment of Doug Andrew to the Board, whose position on the Board will be up for reelection next year, fills a temporarily vacant seat created by the retirement of director Eric McDowell in February 2009.  Mr. Andrew’s appointment to the Board brings the total number of Board members to nine. The number of Board members had been temporarily reduced to eight when Eric McDowell, founder of McDowell Group, retired after serving for almost 19 years. The Board chose to temporarily reduce its membership until the appointment of Mr. Andrew at today’s Annual Meeting.

Mr. Andrew, a prominent Ketchikan businessman and community member, is the owner of the Prospector Hotel in Juneau and has been the Manager of Food Services of America in Ketchikan since 1990. Mr. Andrew, who is a fourth generation Alaskan, has extensive volunteer leadership experience including 28 years as a Little League baseball coach and five years as the Little League Baseball President, in Ketchikan.

Now celebrating its 75th anniversary, Alaska Pacific Bank has been a locally-owned, community bank serving Southeast Alaska since 1935. The Bank offers a full range of banking services to individuals and businesses through its offices in Juneau, Ketchikan, and Sitka, Alaska. Alaska Pacific Bank is a federally-chartered stock savings bank headquartered in Juneau, Alaska and is the sole subsidiary of, publicly traded, Alaska Pacific Bancshares, Inc.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators; change in our regulatory capital position; our ability to comply with the conditions imposed upon us in the Memorandum of Understanding entered into with the Office of Thrift Supervision; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business, including changes in the U.S. Department of Treasury Troubled Asset Relief Program Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; time to lease excess space in Company-owned buildings; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Craig E. Dahl
President and CEO
907-790-5101